Privileged & Confidential

EXHIBIT 10(xix)

McCORMICK & COMPANY, INCORPORATED

SEVERANCE PLAN FOR EXECUTIVES

Effective March 25, 2015

Privileged & Confidential

McCormick & Company, Incorporated    Table of Contents
Severance Plan        Effective March 25, 2015

McCormick & Company, Incorporated    Table of Contents
Severance Plan        Effective March 25, 2015

SECTION 1.     INTRODUCTION
1.1    Purpose.
The purpose of the Plan is to provide severance benefits to a select group of management and highly compensated employees, within the meaning of Title I of ERISA, whose employment is terminated under certain circumstances. The Plan is an unfunded welfare plan.
1.2    Effective Date.
The Plan is effective for any Termination that occurs on or after the Effective Date. No individual whose employment with the Company terminated before the Effective Date has any right to benefits under the Plan, and no individual whose employment with the Company terminates other than by reason of a Termination has any right to benefits under the Plan.

SECTION 2.     DEFINITIONS AND CONSTRUCTION
2.1    Definitions.
When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)
“Administrative Committee” means (1) the Compensation Committee of the Board of Directors; or (2) any other committee or officer designated as Plan Administrator by the Compensation Committee of the Board of Directors.

However, at or following a Change in Control, “Administrative Committee” means a committee of three individuals selected by the Compensation Committee, as such committee was constituted immediately before the Change in Control. If any such individual’s employment or service with the Company terminates for any reason (other than death), such individual shall appoint a replacement in consultation with the remaining members of the committee; if any such individual’s employment or service with the Company terminates due to the individual’s death, the remaining members of the committee shall appoint a replacement.

(b)
“Annual Incentive Bonus” means the annual incentive bonus the Participant would have received under the Omnibus Incentive Plan for the fiscal year in which he has a Termination had: (1) all Company performance objectives been achieved for the entire fiscal year at target levels; (2) the Participant otherwise satisfied all conditions for payment at target amount; and (3) the Company not exercised any negative discretion with respect to the amount of any payment under the Omnibus Incentive Plan to reduce the payment below the target amount.

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Notwithstanding the foregoing, the target bonus for any “Covered Executive” (as defined in the Omnibus Incentive Plan) shall not take into account the incentive pool described in section IV.A.2. of the Omnibus Incentive Plan (or any successor to such provision), and shall instead equal the target bonus that such Covered Executive would have received based on the Company and/or individual performance metrics that the Compensation Committee would have used as an exercise of its negative discretion under the Omnibus Incentive Plan to determine the actual amount of the annual bonus for such Covered Executive.

(c)	“Applicable Percentage” and “Applicable CIC Percentage” are the percentages specified in the following table:

	Chief Executive Officer	All Other Participants
Applicable Percentage	150%	100%
Applicable CIC Percentage	250%	200%

(d)	“Base Pay” means the Participant’s annual base salary at the rate in effect immediately before the Participant’s Termination.
‘‘Base Pay does not include any other form of compensation, such as a performance bonus, sign-on bonus, or any other bonus compensation, commission, equity or other incentive compensation, contributions to the Employer’s retirement plans (whether or not tax-qualified), annual leave, severance pay, perquisites, ex-patriot allowances or other temporary allowances for work away from home, or any relocation bonuses or expense reimbursements.
In the context of a termination of employment for Good Reason due to a reduction in the employee’s base salary, the Base Pay for purposes of calculating a Participant’s Severance Pay is the Participant’s base salary in effect immediately before the reduction that gave rise to the Good Reason termination.

(e)	“Board of Directors” means the Board of Directors of the Company.

(f)
“Cause” means, as determined by the Administrative Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contendre to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting, or other service, confidentiality, intellectual property, nonsolicitation or non-competition agreements, if any, between the Participant and a McCormick Entity; provided that, if a Participant has an individual agreement with a McCormick Entity that includes a definition of “cause,” the definition of cause in such agreement (rather than the definition in this Section 2.1(f)) shall apply with respect to such Participant’s rights under the Plan.

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(g)	“Change in Control” means the occurrence of one or more of the following events:

(1)
the consolidation or merger of the Company with or into another entity where the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s capital stock are converted into cash, securities or other property, except for any consolidation or merger of the Company in which the holders (excluding any “Substantial Stockholders” as defined in Section 4, “Common Stock,” subsection (b)(2)(H) of the Certificate of Incorporation of the Company as in effect as of the date hereof (the “Charter”)) of the Company’s (A) voting common stock, (B) non-voting common stock, and (C) other classes of voting stock, if any, immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own in excess of 50% of the voting stock of the surviving corporation;

(2)
any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;

(3)
any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner (as defined in Section 4, “Common Stock,” subsection (b)(2)(C) of the Charter), directly or indirectly, of securities of the Company representing more than 13% (the “Specified Percentage”) of the voting power of all the outstanding securities of the Company having the right to vote in an election of the Board of Directors (after giving effect, to the extent applicable, to the operation of Section 4, “Common Stock,” subsection (b) of the Charter) (including any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however, that in the event that the vote limitation with respect to Substantial Stockholders set forth in Section 4, “Common Stock,” subsection (b) of the Charter becomes inoperative by virtue of the operation of Section 4, “Common Stock,” subsection (b)(12) of the Charter, or otherwise, the “Specified Percentage” shall be increased, without requirement for further action, to 35%; or

(4)
individuals, who constitute the entire Board of Directors elected by the Company’s stockholders at its most recent annual meeting of stockholders and any new directors who have been appointed to the Board of Directors by a vote of at least a majority of the directors then in office, having ceased for any reason to constitute a majority of the members of the Board of Directors.

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(h)
“Change in Control Termination” means, during the period that begins six months before a Change in Control and ends two-years after a Change in Control, the involuntary termination of a Participant’s employment with the Company by the Employer (other than for Cause or due to death or Disability) or the voluntary termination of a Participant’s employment with the Company for Good Reason; provided, however, that any Participant who terminates employment with the Employer voluntarily without Good Reason (or is terminated involuntarily for Cause or due to death or Disability) before the effective date of the Participant’s termination established by the Employer has not had a Change in Control Termination.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Company” means McCormick & Company, Incorporated, and any successors or assigns.

(k)
“Disability” means (1) for Participants who also participate in the Company’s long-term disability plan, “Totally and Permanently Disabled” within the meaning of the Company’s long-term disability plan; and (2) for all other Participants, disability within the meaning of the United States federal Social Security Act.

(l)	“Effective Date” means March 25, 2015.

(m)
“Eligible Employee” means an “executive officer” of the Company as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, who is designated by the Compensation Committee as eligible to participate in the Plan.

(n)	“Employer” means the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Compensation Committee to participate in the Plan.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)
“Executive Compensation Plans” means the McCormick & Company, Incorporated 2005 Deferred Compensation Plan, the McCormick Supplemental Executive Retirement Plan, the McCormick & Company, Incorporated Restoration Plan, the McCormick & Company, Incorporated Defined Contribution Supplemental Executive Retirement Plan, and any such other similar plans, as may be amended or adopted from time to time.

(q)
“Good Reason” means a Participant’s Separation from Service as a result of the occurrence of any of the events listed below; provided that, (A) the Participant gives the Employer the opportunity to “cure” the conditions constituting Good Reason by notifying the Employer within ninety (90) days of the initial existence

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of the conditions constituting Good Reason, (B) the Employer fails to remedy the conditions within thirty (30) days of the Participant’s notification, and (C) the Participant terminates employment within thirty (30) days of the Employer’s failure to remedy:

(1)
Re-assignment of the Participant to a position which is at a substantially lower level in the organizational structure than his previous position, as defined by any one or a combination of the following factors: reporting relationship, compensation compared to others in the organization, and authority, duties and responsibilities;

(2)
Substantial diminution in the Participant’s authority, duties or responsibilities, or the assignment of duties and responsibilities which are unsuitable for an individual having the position, experience and stature of the Participant;

(3)
Substantial reduction in the Participant’s total compensation (including salary, bonus opportunity, deferred compensation, stock options, profit sharing and retirement programs and other benefits); provided, however, that, before a Change in Control, a reduction that applies generally to all employees of the Employer, for example, a reduction or elimination of the employer matching contribution or profit sharing contribution under The McCormick 401(k) Retirement Plan, shall not be Good Reason;

(4)	Relocation of the Participant’s principal workplace to a location which is more than 50 miles from the Participant’s previous principal workplace; or

(5)
Any failure by the Employer to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform under the Plan in the same manner and to the same extent that the Employer would be required to perform thereunder with respect to the Participant if the transaction or event resulting in a successor had not taken place.

(r)
“LTPP Award” means the Long Term Performance Program (formerly the Mid-Term Incentive Plan) award the Participant would have received under the Omnibus Incentive Plan for the fiscal year in which he has a Termination had: (1) the Participant otherwise satisfied all conditions for payment; and (2) the Company not exercised any negative discretion with respect to the amount of any payment under the Omnibus Incentive Plan.

(s)	“McCormick Entity” means the Company and any subsidiary or affiliate thereof.

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(t)	“Omnibus Incentive Plan” shall mean the 2007 Omnibus Incentive Plan, the 2013 Omnibus Incentive Plan, or any successor plan that may be adopted from time to time, as applicable.

(u)	“Participant” means an Eligible Employee who is eligible to participate in the Plan under Section 3.

(v)	“Plan” means the McCormick & Company, Incorporated Severance Plan for Executive Officers, as set forth in this document and as amended from time to time.

(w)
“Qualifying Termination” means the involuntary termination of a Participant’s employment with the Company by the Employer (other than for Cause, or due to death or Disability, or, before a Change in Control, for performance reasons) or the voluntary termination of a Participant’s employment with the Company for Good Reason, and that is not a Change in Control Termination. A Participant who has been notified by the Employer of his termination of employment with the Company does not have a Qualifying Termination until the effective date of such termination as established by the Employer. Any Participant who terminates employment with the Employer voluntarily without Good Reason (or is terminated involuntarily for Cause, or due to death or Disability, or, before a Change in Control, for performance reasons) before the effective date of the Participant’s termination established by the Employer has not had a Qualifying Termination. The termination of employment at the end of a leave of absence or period of short- or long-term disability as a result of a Participant’s inability or failure to return to his prior position in accordance with applicable law is not an involuntary termination of employment, except to the extent required by law.

(x)	“Section” means a section of this Plan and any subsections of that section.

(y)	“Section 409A” means section 409A of the Code.

(z)	“Separation from Service” means termination of a Participant’s employment relationship with the Employer that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(aa)	“Severance Pay” has the meaning provided in Section 4.2.

(bb)	“Termination” means a Qualifying Termination or a Change in Control Termination.

(cc)	“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local law.
2.2    Construction.

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For purposes of the Plan, unless the contrary is clearly indicated by the context,

(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,

(b)	the use of the singular shall also include within its meaning the plural and vice versa,

(c)	the word “include” shall mean to include without limitation, and

(d)	the captions of the articles, sections, or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of its provisions.

SECTION 3.     PARTICIPATION
3.1    Commencing Participation.
An individual becomes a Participant in the Plan as of the later of (a) the date he becomes an Eligible Employee or (b) the Effective Date.
3.2    Duration of Participation.

(a)
For Participants Who Have a Termination. An individual who becomes a Participant and has a Termination remains a Participant until the earliest of (1) the date on which the Participant receives his final benefit under the Plan, (2) the deadline for executing the release referenced in Section 6.1, if the Participant does not execute the release by such deadline, or (3) the date on which the Participant revokes the release referenced in Section 6.1.

(b)
For Participants Who Have Not Had a Termination. An individual who becomes a Participant and has not yet had a Termination, remains a Participant until the earliest to occur of (1) the date on which the Participant ceases to be an Eligible Employee (including as a result of a transfer to a non-participating affiliate), (2) the date as of which he terminates employment other than by a Termination, or (3) the date as of which the Plan is terminated or otherwise amended in any way to exclude the individual’s participation under the Plan.

SECTION 4.     SEVERANCE BENEFITS
4.1    In General.
A Participant’s right to receive any severance benefit described in this Section 4 (including the enhanced vesting arrangements in Section 4.5) is conditioned upon the Participant (a) experiencing a Termination, (b) timely executing and not revoking a

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release and waiver as provided in Section 6.1, and (c) complying with the covenants in Section 5.
4.2    Severance Pay.

(a)
Amount. Subject to any reduction required by Section 4.2(b) (“Offset of Severance Pay”) and/or Section 4.9 (“Application of Section 4999”), a Participant who satisfies the conditions in Section 4.1 is entitled to receive Severance Pay in the following amount:

(1)	For a Qualifying Termination, the Applicable Percentage multiplied by the sum of the Participant’s Annual Incentive Bonus and Base Pay.

(2)	For a Change in Control Termination, the Applicable CIC Percentage multiplied by the sum of the Participant’s Annual Incentive Bonus and Base Pay.

(b)
Offset of Severance Pay. The Severance Pay payable to a Participant under the Plan will be reduced by any cash payments (including salary or wage payments) that the Participant receives or is entitled to receive from any McCormick Entity pursuant to (1) the WARN Act, (2) any other severance plan, program, policy, or arrangement of any McCormick Entity, (3) any employment, severance or separation agreement with any McCormick Entity, including any payment during or in lieu of a notice period prior to termination of employment, and (4) any payments otherwise required by applicable law.

(c)
Time and Form of Payment. A Participant’s Severance Pay is to be paid to the Participant in the form of a lump sum within sixty (60) days following the Participant’s Termination. If a Participant who has a Qualifying Termination receives his Severance Pay, and his Qualifying Termination subsequently becomes a Change in Control Termination, the difference between the Severance Pay received and the Severance Pay owed for a Change in Control Termination will be paid in the form of a lump sum to the Participant within ten (10) business days following the Change in Control.

4.3    Outplacement Service
Subject to any reduction required by Section 4.9 (“Application of Section 4999”), a Participant who satisfies the conditions in Section 4.1 is entitled to receive outplacement services for a period of six months, beginning on the earlier of the Participant’s last day of employment or the date the Participant first uses the service.
4.4    Medical, Dental, and Vision Benefits.
Following the Participant’s Termination, the Participant is entitled to elect continuation coverage under the Company’s medical, dental, and vision plans to the extent required by

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the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state or local law. The Company shall have no obligation to reimburse the Participant for the applicable monthly premiums for obtaining such COBRA continuation coverage.
Nothing in this Plan shall restrict a Participant’s eligibility to receive benefits under a Company retiree medical plan, if the Participant is eligible for such benefits.
4.5    Equity.
Except to the extent provided in the Omnibus Incentive Plan or otherwise provided in this Plan, or, to the extent more favorable to the Participant, in any option agreement, restricted stock agreement, or other agreement relating to equity-based compensation, a Participant who has a Termination and satisfies the conditions in Section 4.1 is entitled to the benefits (if any) described in either subsections (a) or (b) below, as applicable) (but in no case under both subsections (a) and (b)):

(a)	Qualifying Termination. If a Participant has a Qualifying Termination:

(1)
all outstanding stock options and stock appreciation rights (the “Option Rights”) held by the Participant immediately before such Qualifying Termination that would have vested, in accordance with the terms of the applicable award agreement, during the 12-month (18-month for CEO) period following such Qualifying Termination, will, to the extent not previously vested, immediately vest as of the Qualifying Termination; and

(2)
all other equity-based compensation rights, including performance shares, performance units, restricted stock units, and restricted stock, (the “Equity Compensation Rights”) outstanding and held by the Participant immediately before such Qualifying Termination will vest on a pro rata basis, which will be determined by multiplying the number of unvested Equity Compensation Rights that would have vested on each vesting date by a fraction, the numerator of which is the number of whole months that have passed from the date of the grant of the Equity Compensation Rights to the date of the Qualifying Termination (plus 1 if the Participant completed at least one day of any additional month) and the denominator of which is the number of whole months from the date of the grant of the Equity Compensation Rights to the date the Equity Compensation Rights would have vested under the award agreement.

For the avoidance of doubt, and solely for illustrative purposes, if a Participant has received an Equity Compensation Right award which vests over a period of three years with 33-1/3% vesting each year and the number of whole months that have passed from the date of the grant of the Equity Compensation Rights to the date of the Qualifying Termination is 6 months, then the Equity Compensation Rights that would have vested in

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on the first vesting date will be multiplied by 6/12; the Equity Compensation Rights that would have vested on the second vesting date will be multiplied by 6/24, and the Equity Compensation Rights that would have vested on the third vesting date will be multiplied by 6/36.
Notwithstanding the foregoing, the restricted stock units of a retirement eligible Participant will immediately become 100% vested as of the Qualifying Termination.
If a Participant’s Qualifying Termination subsequently becomes a Change in Control Termination, the provisions of subsection (b), below, shall be immediately applied to any Option Rights and Equity Compensation Rights that were unvested after application of this subsection (a).

(b)	Change in Control Termination. If a Participant has a Change in Control Termination:

(1)
all “in-the-money” Option Rights and all other Equity Compensation Rights held by the Participant immediately before such Change in Control Termination (other than Option Rights and Equity Compensation Rights granted after the Change in Control) will, to the extent outstanding at the time of the Change in Control Termination, immediately become 100% vested; and

(2)	any Option Rights held by the Participant immediately before such Change in Control Termination that are not in-the-money will be canceled immediately.

(c)	Time and Form of Payment.

(1)
If a Qualifying Termination occurs, the Participant’s right to exercise any previously unexercised options will not terminate until the earlier of the date that is five (5) years after the date such option becomes vested or the date such option expires under the applicable award agreement (as if the Participant had not terminated employment); and any Equity Compensation Rights will be settled or paid immediately; provided that the restricted stock units of a retirement eligible Participant will be delivered in accordance with the schedule set forth in the applicable award agreement.

(2)
If a Change in Control Termination occurs, all Equity Compensation Rights shall be settled or paid immediately; and the Participant’s right to exercise any previously unexercised options will not terminate until the earlier of the date that is five (5) years after the Change in Control or the date such option expires under the applicable award agreement.

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For purposes of this Section 4.5: (1) “in-the-money” means, with respect to a stock option or stock appreciation right, that the per share fair market value of a share of the Company’s common stock (either voting or non-voting, as applicable) immediately before the Change in Control Termination exceeds the exercise price per share of the applicable stock option or stock appreciation right; and (2) “retirement eligible” means attainment of age 55.
4.6    Annual Incentive Bonus.
Except to the extent that an Annual Incentive Bonus agreement or the Annual Incentive Bonus guidelines are more favorable to the Participant, and subject to any reduction required by Section 4.2(b) (“Offset of Severance Pay”) and/or Section 4.9 (“Application of Section 4999”), a Participant who has a Termination is entitled to his Annual Incentive Bonus under the Omnibus Incentive Plan for the fiscal year in which he has a Termination multiplied by a fraction, the numerator of which is the number of whole months in the performance year completed by the Participant as of the date of the Termination (plus 1 if the Participant completed at least one day of any additional month) and the denominator of which is twelve (12). Any Annual Incentive Bonus is payable at the time such bonuses are paid to active employees; payment will not be accelerated.
4.7    LTPP (Former MTIP) Award.
Except to the extent provided in the Omnibus Incentive Plan or, to the extent more favorable to the Participant, in an LTPP Award agreement(s), and subject to any reduction required by Section 4.2(b) (“Offset of Severance Pay”) and/or Section 4.9 (“Application of Section 4999”), a Participant who has a Termination and satisfies the conditions of Section 4.1 is entitled to an LTPP Award in the amount described in either subsections (a) or (b), as applicable (but in no case under both subsections (a) and (b)).

(a)
Qualifying Termination. The LTPP Award for a Participant who has a Qualifying Termination is the LTPP Award he would have received for any performance cycle that is still open at the time of the Qualifying Termination, based on actual performance through the end of the performance cycle, multiplied by a fraction, the numerator of which is the number of whole months in the performance cycle completed by the Participant as of the date of the Qualifying Termination (plus 1 if the Participant completed at least one day of any additional month) and the denominator of which is the number of years in the performance cycle multiplied by twelve (12).

(b)
Change in Control Termination. The LTPP Award for a Participant who has a Change in Control Termination is the LTPP Award he would have received, had all performance objectives been achieved at target, for any performance cycle that is still open at the time of the Change in Control Termination.

(c)	Time and Form of Payment.

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(1)
If a Qualifying Termination occurs, the Participant’s LTPP Award is payable at the end of the performance cycle at the time such awards are paid to active employees; payment will not be accelerated. The stock portion of the award will be paid in shares and the cash portion of the award will be paid in a lump sum. If a Participant who has a Qualifying Termination receives his LTPP Award, and his Qualifying Termination subsequently becomes a Change in Control Termination, the difference between the LTPP Award received and the LTPP Award owed for a Change in Control Termination will be paid in the form of a lump sum to the Participant within ten (10) business days following the Change in Control.

(2)
If a Change in Control Termination occurs, the Participant’s LTPP Award shall be settled or paid immediately. The stock portion of the award will be settled in cash based on the fair market value of the stock immediately prior to the Change of Control and the cash portion of the award will be paid in a lump sum.

4.8    Executive Compensation Plans.
A Participant who has a Termination and is a participant in an Executive Compensation Plan will be entitled to accelerated vesting (if any) and a benefit (if any) in an amount and at the time provided for in such Executive Compensation Plan.
4.9    Application of Section 4999.
If any amount payable to a Participant under Section 4.2 (“Severance Pay”), Section 4.6 (“Annual Incentive Bonus”), Section 4.7 (“LTPP (MTIP) Award”), or otherwise as a result of the Participant’s Change in Control Termination would constitute a “parachute payment” within the meaning of section 280G of the Code and, but for this Section 4.9, would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Participant’s payments under the Plan will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the Participant would retain a greater amount on an after-tax basis following such reduction.

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SECTION 5.     COVENANTS
5.1    In General.
In consideration for the benefits made available under the Plan, each Participant must agree to the covenants set forth in this Section 5 (whether or not the Participant receives payment of the benefits contemplated by the Plan). The covenants in this Section 5 do not supersede, restrict or otherwise limit the Participant’s obligations under any other covenants applicable in connection with the Participant’s employment with or service to the McCormick Entity.
5.2    Confidentiality.
Any and all inventions and discoveries that Participant makes while he is in the employ of an Employer relating directly or indirectly to or useful in any activity or enterprise of the Company shall belong to the Company, whether discovered during or after regular working hours. Participant will, upon request of the Company, make application for a patent on any such invention or discovery that he may make, and will, upon request of the Company, make and execute any and all assignments in writing which may be deemed by the Company as proper to assign and transfer to the Company all the right, title and interest of the Participant in and to any and all such patents or patent rights issued by the United States or any other country in which the Participant may have any interest during the term of his said employment. The Company will assume the expenses of preparing, applying for, and registering any such patents or assignments.
During the term of employment Employee may have been exposed to confidential, proprietary information and trade secrets of the Company or its customers. Participant understands that maintenance of the proprietary character of such information to the fullest extent possible is important to the Company. Accordingly for so long as any such confidential information and trade secrets may remain confidential, secret, or otherwise wholly or partially protected either during or after such employment, Participant will not use or divulge such information except as specifically permitted by the Company.
5.3    Non-Competition and Non-Solicitation.
During the period of a Participant’s employment with an Employer, and the period continuing after the Participant’s termination of employment (for any reason) for the number of months that bears the same proportion to twelve months as the Participant’s Applicable Percentage or Applicable CIC Percentage bears to 100% (not to exceed two (2) years), Participant will not seek or accept employment, directly or indirectly, with any entity that directly competes with the Company, including its subsidiaries and affiliates, in its and their core product categories, in any capacity involving the performance of services like or related to the services that Participant performed for the Company at any time during the past seven (7) years. In addition, Participant will not solicit for the benefit of any competitor of the Company any entity or person who was or is a customer or employee of the Company as of the Participant’s Termination.
5.4    Nondisparagement.
Participant will not communicate, make or cause to be made, any derogatory, defamatory or disparaging remarks, statements or communications about the Company or any related or affiliated entities and persons, including the personal and/or business reputations, practices, products, services or conduct of the Company, or any related or affiliated entities and persons; this includes in-person communications, electronic communications, and communication via social media websites. Likewise, no officer or director of the Company will communicate any such information about Participant.
5.5    Cooperation.
Participant will answer any questions that may arise and make himself reasonably available to assist the Company in its transition following Participant’s termination of employment and to cooperate with any other reasonable requests by the Company which may require his services after his termination of employment. For purposes of this Section 5.5, the transition period shall be for the one (1) year period following the Participant’s termination of employment. Participant will not seek or be entitled to any additional compensation for such assistance or cooperation.
5.6    Company Property.
Participant will promptly return to the Company all of its property, including all keys, phones, computers, mobile phones, credit cards, computer and other passwords, equipment and supplies, as well as all documents prepared by or for the Company, and not otherwise made available to the general public.
5.7    Forfeiture and Recoupment.
If a Participant breaches any of the covenants set forth in this Section 5 or in any other agreement with a McCormick Entity, or as otherwise imposed by law, the Employer has no further obligation to pay to the Participant any benefit under the Plan, and the Participant is obligated to repay to the Employer all benefits previously paid to, or on behalf of, the Participant under the Plan.

SECTION 6.     RELEASE
6.1    In General.
A Participant is not entitled to any benefits under this Plan unless, on or following the effective date of the Participant’s Termination, he timely executes, and does not subsequently revoke, a release satisfactory to the Company releasing the Employer, the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives and agents and their predecessors, successors and assigns from any and all employment-related claims the Participant or his successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan or any employee benefit plan sponsored by a McCormick Entity). The release will be substantially in the form that is attached as Exhibit A; provided, however, that the release may be amended from time to time by the Employer and the release upon which Plan benefits are contingent will be the release in effect as of the Participant’s Termination; and provided further, however, that if the Participant’s employment is governed by the laws of a non-US jurisdiction, the form of release and waiver will be in a form provided by and satisfactory to the Company and will waive all claims under any applicable statute, other legislation, in tort, and for breach of contract.

SECTION 7.     NATURE OF PARTICIPANT’S INTEREST IN THE PLAN

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7.1    Status of Plan.
The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that is unfunded and “maintained by an employer primarily for the purpose of providing benefits for a select group of management or highly compensated employees” within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
7.2    No Right to Assets.
Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of any McCormick Entity. Nothing contained in the Plan, and no action taken under its provisions, creates or will be construed to create a trust of any kind, or a fiduciary relationship, between any McCormick Entity and a Participant or any other person. The Company’s promise to pay benefits under the Plan at all times remains unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.
7.3    Nonassignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.
7.4    No Rights Upon Death or Disability.
A Participant’s death or Disability creates no rights to payment of benefits under the Plan and will not be treated as an involuntary termination by any McCormick Entity.
7.5    Not a Contract of Employment.
The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
7.6    Withholding and Tax Liabilities.
Any withholding obligation under applicable tax laws may be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee. However, the Participant will bear the cost of, and indemnify the Company and (if

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different) his Employer for, any taxes and employee social security contributions not withheld on benefits provided under the Plan, regardless of whether withholding is required.

SECTION 8.     ADMINISTRATION OF THE PLAN
8.1    Plan Administrator.
The Administrative Committee will administer the Plan.
8.2    Powers of the Administrator.
The Administrative Committee’s powers include, but are not limited to, the discretionary power to (a) adopt rules necessary to administer the Plan; (b) interpret the Plan and decide all questions relating to the interpretation of the terms and provisions of the Plan; and (c) resolve all other questions arising under the Plan (including the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrative Committee has full discretionary authority to exercise each of the foregoing powers and any other power granted to it under the terms of the Plan. Any individual serving on the Administrative Committee who is a Participant shall not vote or act on any matter relating solely to himself.
8.3    Binding Effect of Decisions.
The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated by the Administrative Committee hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
8.4    Agents.
In the administration of this Plan, the Administrative Committee may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
8.5    Indemnity of the Committee.
All Employers shall indemnify and hold harmless the members of the Administrative Committee, and any employee to whom duties of the Administrative Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrative Committee or any of its members or any such

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employee, in which case the member(s) or employee(s) who engaged in the misconduct shall not be eligible for indemnification.
8.6    Employer Information.
To enable the Administrative Committee to perform its functions, each Employer shall supply full and timely information to the Administrative Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Termination of its Participants, and such other pertinent information as the Administrative Committee may reasonably require.
8.7    Payment on Behalf of Person Unable to Manage Affairs.
If the Administrative Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrative Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrative Committee may determine. The Administrative Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.
If a Participant dies after having a Termination, any payment of the Participant’s Severance Pay remaining due to the Participant will be paid to the Participant’s estate at the time such payment would otherwise be paid to the Participant.
8.8    Amendment, Suspension, and Termination.

(a)
Subject to subsections (b), (c), and (d), below, the Board of Directors, or a committee designated by the Board of Directors, may, at any time, amend, suspend or terminate the Plan in whole or in part at any time with respect to any or all Employers.

(b)	No amendment, suspension or termination of the Plan may reduce any benefit payable to a Participant who has already experienced a Termination without his express written consent.

(c)
Any resolution to amend or terminate the Plan that is adopted or becomes effective during the period beginning six (6) months before a Change in Control and ending two (2) years after a Change in Control may not adversely affect in a material way an individual who was a Participant as of immediately before the Change in Control, without such individual’s express written consent.

(d)
Notwithstanding the foregoing, either the Board of Directors or the Administrative Committee may amend the Plan at any time to the extent necessary to avoid adverse consequences under any applicable law. Any such amendment shall, to the maximum extent possible, preserve the Plan’s benefits for all Participants.
8.9    Headings.
The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
8.10    Severability.
If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.
8.11    Successors.
The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns, the Participant and his successors and assigns.
8.12    Section 409A.

(a)
The Plan will be interpreted to ensure that the payments contemplated hereby to be made by the Company to a Participant are exempt from or comply with Section 409A; provided, however, that nothing in this Plan will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Participant to any McCormick Entity or any other individual or entity.

(b)
Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment will be considered to be a separate payment for purposes of Section 409A.

(c)
If, upon separation from service, a Participant is a “specified employee” within the meaning of Section 409A, any payment to such Participant that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(d)
Any taxable reimbursement due under the terms of this Plan will be paid no later than December 31st of the year after the year in which the expense is incurred and will comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(e)
If the period during which a Participant who has a Termination has discretion to execute or revoke a release straddles two calendar years, the Company will make the payments that are conditioned upon the release no earlier than January 1st of

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the second of such calendar years, regardless of which taxable year such Participant actually delivers the executed release to the Company.
8.13    Governing Law and Venue.
The Plan and any related documents and matters shall be governed by and in accordance with the laws of the State of Maryland (disregarding the choice of law rules of any jurisdiction), except as to matters of federal law.
8.14    Forum Selection.

(a)
To the fullest extent permitted by law, any lawsuit brought in whole or in part under section 502 of ERISA (or any successor provision) and relating to the Plan, the lawfulness of any Plan provision or the administration of the Plan must be filed in one of the following courts:

(1)	the United States District Court for the District of Maryland or for the district in which the Company is headquartered;

(2)	in the case of an action brought by an individual plaintiff, the United States District Court for the district in which such plaintiff resides; or

(3)
in the case of an action brought by more than one plaintiff, the United States District Court for the district in which the largest number of plaintiffs (or in the case of a putative class action, the largest number of putative class members) resides or is reasonably believed to reside.

(b)
If any action within the scope of subsection (a) is filed in a jurisdiction other than one of those described in subsection (a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to add additional plaintiffs or to add class action allegations, then the Plan, any plaintiffs, and all alleged Plan participants must take all necessary steps to have the action removed to, transferred to, or re-filed in a jurisdiction described in subsection (a). Such steps may include, but are not limited to (1) a joint motion to transfer the action or (2) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in subsection (a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in subsection (a) at the same time that it was filed or asserted in a jurisdiction not described therein.

(c)	This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action, the addition of plaintiffs or the assertion of class action allegations.

(d)	This Section 8.14 does not relieve the Plan or any putative class member of any obligation existing under the Plan or by law to exhaust administrative remedies

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before initiating litigation or to comply with the limitation of actions provision set forth in Section 9.2 (“Time Limitation on Commencing Litigation”).
8.15    Notices, Signature, Delivery.
Whenever a signature, acceptance, notice or delivery of a document is required or appropriate under the Plan, signature, notice or delivery may be accomplished by paper or written format, by electronic means, or by default. If electronic means are used for the signature, notice or delivery of a document hereunder, the electronic record or confirmation of that signature, notice or delivery maintained by or on behalf of the Administrative Committee shall for purposes of the Plan be treated as if it was a written signature or notice and was delivered in the manner provided herein for a written document. Similarly, to the extent that acceptance of a document occurs by default, the Administrative Committee’s failure to receive a rejection or opting out of a document shall for purposes of the Plan be treated as if it was a written acceptance delivered in the manner provided herein for a written document.
8.16    Complete Statement of Plan.
This Plan contains a complete statement of its terms. The Plan may be amended, suspended or terminated only in writing and then only as provided in Section 8.8 (“Amendment, Suspension, and Termination”). A Participant’s right to any benefit of a type provided under the Plan is determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.16, for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

SECTION 9.     CLAIMS AND APPEALS
9.1    In General.
The Administrative Committee will establish claims and appeals procedures for requests for benefits under the Plan.
9.2    Time Limit on Commencing Litigation.

(a)
If a claimant wishes to file a lawsuit against the Plan (1) to recover benefits believed due under the terms of the Plan or any law, (2) to clarify the claimant’s right to future benefits under the Plan, (3) to enforce the claimant’s rights under the Plan, or (4) to seek a remedy, ruling or judgment of any kind against the Plan that relates to the Plan, the claimant must file the suit within the Applicable Limitations Period or the suit will be time-barred.

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(b)	The “Applicable Limitations Period” is the period ending two years after:

(1)
In the case of a claim to recover benefits allegedly due under the Plan or to clarify rights to future benefits from the Plan, the earliest of (A) the date the first benefit payment was actually made; (B) the date the first benefit payment was allegedly due; or (C) the date the Company, the Plan, or the Administrative Committee first repudiated the alleged obligation to provide such benefits.

A repudiation may be made in the form of a direct communication to the claimant (e.g., denial of a claim under administrative review procedures established by the Administrative Committee) or a more general oral or written communication related to benefits payable under the Plan (for example, a summary plan description, a summary of material modifications, a benefit statement, or an agreement or offer letter);

(2)	In the case of a claim or action to enforce an alleged right under the Plan (other than a claim for plan benefits), the date the Plan first denied the claimant’s request to exercise such right; or

(3)
In the case of any other claim or action, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the claim or action.

(c)
If a request for administrative review under the procedures established by the Administrative Committee is pending when the Applicable Limitations Period expires, the Applicable Limitations Period will be extended to the date that is 60 calendar days after the final denial (including a deemed denial) of such claim on administrative review.

(d)
The Applicable Limitations Period replaces and supersedes any limitations period that ends at a later time and that otherwise might be deemed applicable under state or federal law in the absence of this Section 9.2. The Applicable Limitations Period does not extend any limitations period under state or federal law.

(e)
The Administrative Committee may extend the Applicable Limitations Period upon a showing of exceptional circumstances, but such an extension is at the discretion of the Administrative Committee and is not subject to review.

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9.3    Interpretation.
The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

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EXHIBIT A. GENERAL RELEASE

1.
In consideration for the payments and other considerations offered to me under the McCormick & Company, Incorporated Severance Plan for Executive Officers (the “Plan”) and deeming this General Release to be fair, reasonable, and equitable, and intending to be legally bound hereby, I ________________________agree to and hereby do, for myself and for each of my heirs, representatives, executors, administrators and assigns, forever and irrevocably fully release and discharge McCormick & Company, Incorporated (the “Company”), and any subsidiary, affiliate, related business entity or person, employee benefit plan or fund, and its and their respective officers, directors, employees, agents, trustees, predecessors, successors, purchasers, assigns, and representatives, of and from any and all complaints judgments, claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever which I now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction that occurred on or before the date of this General Release. I expressly acknowledge that, except for claims under the Workers’ Compensation Act and the unemployment insurance law, this General Release includes, but is not limited to, any claims arising out of or related to my employment with the Company and my separation therefrom. I also release and waive any and all claims arising under any express or implied contract, law (federal, state or local), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Executive Order 11246, 42 U.S.C. Section 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Health and Safety Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act of 1990, as amended (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this General Release is executed by me) and all related and/or comparable state and local laws (all as amended from time to time).

2.
In the event that I decide in the future to commence, or attempt to commence, any action or litigation against the Company, except as it relates to the enforcement of any rights I may have under this General Release, or any action challenging the legal sufficiency of this General Release under the OWBPA or ADEA, or in connection with any charge filed with, or investigation by, the Equal Employment Opportunity Commission (“EEOC”), this will constitute a breach of this General Release, and I will be obligated to repay the Company all amounts paid to me, or expended by the Company on my behalf, under the Plan. In that event, the General Release granted by me shall nonetheless remain in effect, unless otherwise modified by a court of competent jurisdiction.

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3.
I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that I have been given ________ days [at least 21 days if individual is age 40 or older, and at least 45 days if individual is age 40 or older and the termination is part of a group termination] in which to consider entering into the waiver of the ADEA claims, if any. If I decide to sign before the expiration of ___ days, I acknowledge that I am doing so knowingly and voluntarily. In addition, I acknowledge that I have been informed that I may revoke a signed waiver of the ADEA claims for up to 7 days after executing this General Release and that to be effective, my revocation must be in writing, signed, dated and delivered to _________________ at the Company no later than 7 days from the date on which I sign this General Release. If the 7th day falls on a weekend or holiday, my revocation must be delivered the next business day.

4.
I acknowledge that I am aware that I may hereafter discover claims or facts in addition to, or different from, those which I now know or believe to exist with respect to the subject matter covered by this agreement and which, if known or suspected at the time of executing this agreement, may have materially affected this agreement or my decision to enter into it. Nevertheless, I hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

5.	I acknowledge that the Company expressly denies liability of any kind to me, and nothing contained in this agreement will be construed as an admission of any liability.

6.
I understand that my receipt and retention of the separation benefits covered by the Plan are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Plan, including certain post-employment restrictive covenants.

7.
On my last day of employment, I will deliver to a Company representative, at a location to be determined, all Company property which I have in my possession, including all equipment and accessories, office equipment, account lists or client contact lists, credit cards, keys, access cards, and documents, including copies of documents.

8.
I acknowledge that the Plan and this General Release set forth the entire agreement between me and the Company and supersedes all prior and contemporaneous oral and written agreements and discussions. After, I execute this General Release, it may be amended only by an agreement in writing signed by a duly authorized representative of the Company and by me.

9.
By executing this General Release, I acknowledge that I have carefully reviewed all of the provisions of this General Release and all the provisions of the Plan as described in the Summary Plan Description, have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents, and have had the opportunity to receive independent legal advice with respect to executing this General Release.

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I understand, acknowledge and agree to the terms and conditions, including the releases and waivers, set forth in this General Release.

__________________        ________________________________________
Date                    Print Name

________________________________________
Signature

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